EXHIBIT FOR ITEM 7


     Enron Holding Company L.L.C., a Delaware limited liability company ("EHC"), owns 52.0% of the outstanding limited liability company interests of Enron Global Power & Pipelines L.L.C., a Delaware limited liability company ("EPP").
Ownership interests in EHC are evidenced by five classes of units: "Argentina Units," "Philippines Units," "Guatemala
Units," "Columbia Units" and "Dominican Republic Units." EHC is owned by three subsidiaries of Enron Corp. Enron Global
Inc., a Delaware corporation ("EGI"), owns 1% of each class of EHC Units. Enron International Inc., a Delaware corporation ("EI"), owns 99% of each of the Philippines Units, the Guatemala Units and the Dominican Republic Units. EI also owns 3.8% of the outstanding limited liability company interests in EPP. Enron Equity Corp., a Delaware corporation ("EEC"), owns 99% of each of the Argentina Units and the Colombia Units. EEC also owns 3.0% of the outstanding limited liability company interests in EPP. Enron Development Corp., a Delaware corporation ("EDC"), owns 0.1% of the outstanding limited liability company interests in EPP. Enron Corp., a Delaware corporation, directly or indirectly owns all of the common stock of each of EGI, EI, EEC and EDC.